FOR IMMEDIATE RELEASE

Labcorp Contacts:
Investors: Chas Cook — 336-436-5076
Investor@Labcorp.com

Media: Rachael Valdez — 336-436-8263
Media@Labcorp.com

Labcorp Announces Information in Connection with its Spin-off of Fortrea

BURLINGTON, N.C., June 9, 2023 -- Labcorp (NYSE: LH), a leading global life sciences company, today announced the following record and distribution dates for the spin-off of Fortrea Holdings Inc., a wholly owned subsidiary of Labcorp (“Fortrea”):

•The record date will be 5 p.m. Burlington, North Carolina time on Tuesday, June 20, 2023, and

•The distribution date will be 11:59 p.m. Burlington, North Carolina time on Friday, June 30, 2023.

Fortrea will hold Labcorp’s Clinical Development and Commercialization Services business. The spin-off is expected to be effected through the distribution of 100 percent of the common stock of Fortrea to holders of Labcorp’s common stock whereby Labcorp’s stockholders will receive one share of Fortrea common stock for every share of Labcorp common stock they hold as of the record date.

Furthermore, the U.S. Securities and Exchange Commission (“SEC”) declared Fortrea’s Registration Statement on Form 10 effective today and NASDAQ approved the listing of Fortrea’s common stock on the NASDAQ Stock Market under the symbol “FTRE.”

The Registration Statement on Form 10 includes information regarding Fortrea’s business and the spin-off of Fortrea from Labcorp.

The completion of the spin-off remains subject to customary closing conditions.

About Labcorp
Labcorp is a leading global life sciences company that provides vital information to help doctors, hospitals, pharmaceutical companies, researchers and patients make clear and confident decisions. Through our unparalleled diagnostics and drug development capabilities, we provide insights and accelerate innovations to improve health and improve lives. With more than 80,000 employees, we serve clients in more than 100 countries. Labcorp (NYSE: LH) reported revenue of $14.9 billion in FY2022. Learn more about us at www.Labcorp.com or follow us on LinkedIn and Twitter @Labcorp.

About Fortrea
Fortrea is a leading provider of comprehensive Phase I through IV clinical trial management, clinical pharmacology, patient access solutions and other enabling services. Fortrea partners with emerging and large biopharma, medical device, and diagnostic companies to drive healthcare innovation and improve the lives of patients worldwide.

Cautionary Statement Regarding Forward-Looking Statements
Some of the statements in this press release, particularly those relating to the ability to successfully complete the spin-off on a tax-free basis, within the expected time frame or at all, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could differ materially from expectations expressed or implied in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in (i) with respect to Labcorp, Labcorp’s most recent Annual Report on

Form 10-K and subsequent Quarterly Reports on Form 10-Q, including in each case under the heading Risk Factors, and in Labcorp’s other filings with the SEC and (ii) with respect to Fortrea, Fortrea’s registration statement on Form 10 filed with the SEC on May 15, 2023 (as amended and further supplemented). These forward-looking statements are based on management’s current expectations and are subject to certain risks, uncertainty and changes in circumstances including, without limitation, whether the spin-off will be consummated on the expected terms, or at all. Neither Labcorp nor Fortrea undertake responsibility for updating these statements, and these statement speak only as of the date of this press release.

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